Exhibit 10.6

		Sales Sub-Contract Head Office: No. 1, Zhonggang Rd., Xiaogang Dist., Kaohsiung City Tel: (07) 8021111 (line 100) Website: http://www.csc.com.tw	Buyer’s signature and Seal	Seller (The Sales Director is authorized to sign on behalf of the Company)
China Steel Corporation			/s/ David Chuang	/s/ Huang Chong-Ing
This “Predetermined Sale and Purchase Deed” Total stamp duty amount
Kaohsiung city	Responsible Person: Chao-Tung Wong

Annual quarter: 2024Q1	Contract No.: JC2418	Contract date: 12/29/2023	Contract printing date: 1/08/2024	Page No.: 1/1
Corporate Tax ID No.: 04465819	Buyer’s name and address: Femco Steel Technology Co., Ltd.		(621) No. 3, Industrial 1st Road, Xingnan Vil., Minxiong Township, Chiayi County

Item	Delivery Date	Product name / Specification / Size	Price / Month	Unit weight	Pieces	Total weight	Unit price	Total price	Description of unit price
									Base price	Total surcharge	Freight charges
(A) MILL EDGE
		JIS G3311 SCM435M MOD, LIGHTLY OILED, RESTRICTED HARDNESS HV:160/195.	CODE: 25
001 Q 1130220 0.750 X 890 MAX: 7.0 MIN: 4.0 ID: 508			11301			60.000	43,768	2,626,080.00	36,880	6,750	138
				Subtotal		60.000		2,626,080.00
(B) MILL EDGE
		JIS G3311 SCM435M MOD, LIGHTLY OILED, RESTRICTED HARDNESS HV:160/195.	CODE: 25
001 Q 1130229 0.750 X 890 MAX: 7.0 MIN: 4.0 ID: 508			11302			60.000	43,768	2,626,080.00	36,880	6,750	138
				Subtotal		60.000		2,626,080.00
(C) MILL EDGE
		JIS G3311 SCM435M MOD, LIGHTLY OILED, RESTRICTED HARDNESS HV:160/195.	CODE: 25
001 Q 1130331 0.750 X 890 MAX: 7.0 MIN: 4.0 ID: 508			11303			60.000	43,768	2,626,080.00	36,880	6,750	138
				Subtotal		60.000		2,626,080.00
				Total		180.000		7,878,240.00
	Month	CR COIL				Subtotal weight		Guaranteed payment
	11302	120.000				120.000		262,608.00
	11303	60.000				60.000		131,304.00
	Total	180.000				180,000		393,912.00

Note:

1.	The buyer is to have the delivery destination designated for the freight collection and payment made; otherwise, the shipment will be delivered to the Company's (factory) address. Please contact the seller's sales representative for any abnormality of the freight charge identified. The freight charge stated in this contract is for reference only. The actual freight charge is to be determined at the time when the bill of lading is issued.
2.	The so-called “production-first-pricing-later” means that the buyer orders production in advance and indicates the selling price afterward when it is available from the seller. Please contact the seller’s business representative to check the price abnormality found in the contract.
3.	The delivery date is on ________ (MM/DD/YY). The unit of the dimension is in “mm.” The unit of the weight is in “metric tons.” The unit of price is in “NT$/metric ton.”
4.	The price in the contract does not include “5% value-added business tax.” Note: Shipment must be made within 10 days after the base date since 2004Q4 in order to be entitled to volume discounts and contract performance discounts.
5.	This sub-contract is an integral part of the main contract. All provisions of the main contract, including but not limited to the general terms of domestic sales of steel products of China Steel Corporation, are subject to this sub-contract.

General Terms of Domestic Sales of Steel Products

(MA02 version) revised on 4/16/2020

I. Establishment of the contract:	1.	This steel product trade contract (hereinafter referred to as “this contract”) takes effect upon the seller’s accepting the buyer’s purchase order and the contract performance payment as agreed, and signing the main sales contract.

	2.	If the buyer adds any words or terms in the purchase order or batch order form that exceed the order specifications, details, and figures, or increases the seller’s responsibilities, obligations, or burdens, it will not take effect without the seller's written consent. Even if the seller accepts the buyer’s purchase order and/or batch order form, signs the contract, and makes shipments with no objection, it does not mean that the seller acquiesces or accepts the additional terms made by the buyer or that the seller waives the right of objecting to the said additional terms.

II. Application of priority:	1.	All documents stated in this contract are binding against the two parties. The validity of the documents that are in conflict with one another is prioritized as follows: (1) Sales sub-contract (2) Sales main contract (3) General terms of domestic sales of steel products (4) Seller’s quotation sheet (5) Buyer’s purchase order and batch order form.

2.	For an e-commerce trade, the validity of the e-commerce sale contract signed by both parties takes precedence over the sales sub-contract and the sales main contract.

III. Seller’s choice:	For the sake of making a flexible delivery, some or all of the steel products supplied to your esteemed organization by the Company may be produced by the Company or by Dragon Steel Corporation according to the actual shipment arrangement. The Company as the seller is responsible for the quality of the products produced by Dragon Steel Corporation, and the agreed price, trade terms, and discount methods will not be affected.

IV. Guarantees for contract performance:	1.	The buyer shall have the guaranteed payment amount as stated in the contract paid to the seller during or before signing the main sales contract as follows:

(1)	Cash
(2)	A crossed demand and nonnegotiable cheque shall be issued by the buyer and made payable to the seller.
(3)	A nonnegotiable promissory note shall be issued by the buyer and made payable to the seller, with a bank designated as the payee and the invoice date indicated but not the due date.

2.	If the buyer places an order before receiving a quotation from the seller, the buyer shall make guarantee payments to the seller according to the aforementioned pre-order methods. The seller shall officially provide a quotation when it is available, and the guaranteed payments of the pre-order shall be transferred to the main contract simultaneously for a consolidated price calculation.

3.	The balance amount of the guaranteed payment without interest accrual shall be refunded to the buyer after the buyer fulfills all obligations under this contract on the contract expiry date.

V. Payment methods:	1.	There are four payment methods: It includes cash, a letter of credit with the interest payable by the buyer, a usance letter of credit with the interest payable by the seller, and e-commerce sales. E-commerce credit sales are subject to the seller's written consent with the buyer’s credit and needs to be taken into account.

	2.	Payment for shipments, the buyer shall make payments for each shipment plus 5% business tax according to the number of days specified by the seller before the delivery date of each shipment specified in each sales sub-contract. If the payments are made with the seller’s domestic usance letter of credit or credit amount, the payment surcharge should be included in the payment amount. The payment surcharge rate is based on the announcement of China Steel Corporation, which includes the tax and interest calculated in accordance with the discount method. Please contact the seller's sales representative for the payment surcharge rate or check on the sales network of China Steel Corporation.

VI. Delivery methods:	1.	The shipment is to be delivered by the seller with the freight charge paid or collected on behalf of the buyer, but the tools, labor, and expenses needed for unloading the truck are to be paid for by the buyer directly.

	2.	The seller’s notice of delivering the steel products to the designated receiver is completed upon the buyer’s receipt of the invoice. Also, it is deemed that the seller has the steel products delivered to the designated recipient per the contract if the buyer has no objection raised within three days after receiving the invoice from the seller.

	3.	If the buyer requests to have the steel products delivered to a place other than the designated destination, regardless of whether it is shipped by the seller on behalf of the buyer or not, the risk of the steel products shall be borne by the buyer once the steel products are delivered to the forwarder or forwarding agent.

	4.	The delivery destination designated by the buyer must be a legal location where steel products can be unloaded.

VII. Packaging methods:	The seller’s standard packaging shall prevail.

VIII. Delivery tolerance:	1.	The upper limit of the delivery tolerance for a single cold rolling and heat rolling steel product sold domestically is +0%, or with an additional mill edge added to reach the lowest weight limit, whichever is higher.

	2.	The lower limit of the weight of the delivery tolerance for a single cold rolling and heat rolling steel product sold domestically is set as follows:

(1)	A single item of less than 25 metric tons (exclusive): -20%.
(2)	A single item of 25 metric tons (inclusive) ~ 50 metric tons (exclusive): -15%.
(3)	A single item of 50 metric tons or more: -10%.
(4)	A small order for a single cold rolling steel product below 30 metric tons can be automatically closed by the seller under the preconditions that the shipment volume does not reach the lower weight limit and the undelivered quantity is < 4 metric tons.

3.	The delivery tolerance of other steel products, such as steel plates and strips, is +0/-10% of the order quantity of each single item in the sales sub-contract.

4.	The two parties should settle the payment for the actual quantity delivered within thirty days.

IX. Inspection methods:	The quality of the steel products shall be supported by the quality certificate issued by the seller.

X. Delivery weight:	Unless otherwise specified that the actual weight shall prevail, steel plates are calculated based on the theoretical weight. Other steel products are calculated based on the actual weight. The actual weight is subject to the weighing weight of the seller.

XI. Delivery period:	Either party picking up or delivering the products within the permissible tolerance of days from the scheduled delivery date agreed or promised at the time of order does not constitute a delay committed by the buyer or the seller. The permissible tolerance of days from the scheduled delivery date shall follow the number of days specified by the seller and offered to the buyer in accordance with the volume discount and contract performance discount. For the change in the number of days for the discount enjoyed by the buyer, the permissible tolerance of days from the scheduled delivery date shall be changed accordingly.

XII. Discount methods:	In regard to the discounts offered to the buyer by the seller, such as volume discounts and contract performance discounts, they are to be handled in accordance with the relevant measures or regulations implemented by the seller in the current quarter.

XIII. Performance Responsibility:	1.	If the buyer fails to comply with the written notice of the seller before the deadline in any of the following circumstances, the seller may cancel the delivery and terminate this contract partially or entirely. Also, confiscate a punitive fine for an amount equivalent to [monthly default quantity X contract monthly average price x 5%] from the guarantee payment paid by the buyer partially or entirely; also, adopt a suspension measure.

(1)	Failed to order the quantity in a lump sum or in installments as defined and within the time limit stipulated in this contract, or
(2)	Failed to pay the price in a lump sum or in installments within the time limit specified in this contract, or
(3)	Failed to buy the pre-order quantity completely at the time when a formal quotation is issued by the seller.

2.	The punitive fine for open orders shall be calculated based on the actual ordering price. The product without the ordering price available should be calculated based on the previous ordering price.

3.	If the contract cannot be performed as scheduled due to force majeure, including fire, earthquake, storm, strike, lockout and labor dispute, mobilization, war, threat of war, riot, civil commotion, hostility, blockade, failure of the seller’s production equipment, and other accidents unforeseen by the parties, the seller will not be liable for deliveries or damages.

XIV. Lawsuit and compensation:	1.	If the seller’s steel products do not comply with the contents stated in this contract and the quality certificate, or such steel products are with defects that hinder the intended use, the buyer agrees to have it result by implementing one of the following alternatives:

(1)	Request having non-defective steel products for the same quantity delivered.
(2)	The clauses involving the steel products with major defects found shall be terminated, with the remaining clauses of the contract handled in accordance with the provisions of Paragraph (3).
(3)	Request a price reduction based on the degree of quality deficiency.

	2.	The buyer shall inspect the steel products received in accordance with the provisions of Article 356 of the Civil Code. The seller shall be notified immediately for any defect found and shall have the rights in the preceding paragraph exercised within six months after the notification; also, the seller shall not be liable for any interest accrued, delay damages, loss of profits, or other derivative damages.

	3.	The seller is not responsible for maintaining metallurgical quality for irregular or steel products and has limited responsibility for lawsuits and compensation as stated in the contract.

XV. Jurisdiction by consensus:	The two parties agree to have the Kaohsiung District Court of Taiwan designated as the court of first instance for any dispute over this contract.

XVI. Supplementary provisions:	1.	The stamp duty of this contract shall be paid by the buyer and seller, respectively.

	2.	Even if the seller of this contract fails to collect the payment in accordance with the methods stipulated in Article 4, it does not exempt the buyer from paying for the products received and making guarantee payments in accordance with the contract. Also, the agreement on the payment period is an act to be performed within the fixed period and it is the buyer’s obligation to take the initiative to act. The buyer may not assert a concurrent performance plea or exercise a lien for any reason.

	3.	Unless it is otherwise provided in this contract, the exchange of money between the buyer and the seller shall be made with a crossed demand and nonnegotiable cheque issued payable to the counterparty.

	4.	The Company has conducted business activities in accordance with the principles of fairness, honesty, trustworthiness, and transparency; also, the specific regulations are handled in accordance with the Company’s “Procedures for Ethical Management and Guidelines for Conduct.” Please visit the “Investor Relations - Corporate Governance Regulations” on the Company’s website for the “Procedures for Ethical Management and Guidelines for Conduct.”

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